                [MIDWEST MEDICAL INSURANCE HOLDING COMPANY LOGO]


                   MIDWEST MEDICAL INSURANCE HOLDING COMPANY


                        7650 EDINBOROUGH WAY, SUITE 400


                           MINNEAPOLIS, MN 55435-5978


Dear Class A Common Stock Shareholder:


     Midwest Medical Insurance Holding Company is offering to acquire all of your Class A common stock of Midwest Holding in exchange for (1) one share of new Class C common stock per Class A shareholder, plus (2) $66.00 for each share of Class A common stock as described in the enclosed Offering Circular dated May 12, 2000. Shareholders will receive just one share of new Class C common stock, regardless of the number of Class A shares they own. This Class C share will provide the same voting and liquidation rights as all Class A shares currently owned. Unvested Class A shares are being treated as vested for purposes of this Exchange Offer only.


     Midwest Holding's Board of Directors has decided to take this action for a number of reasons:

     - To provide shareholders with the opportunity to realize the cash redemption value of their Class A shares now, which otherwise would not be available until retirement, death, disability or policy cancellation.

     - To eliminate the accrual, vesting and redemption of Class A shares which occurs under present stock arrangements, which is burdensome for Midwest Holding and clinic administrators, and therefore creates a marketing obstacle.

     - To reduce the burden and cost of compliance with SEC registration requirements for the Class A shares.

     - To eliminate a possible incentive for policyholders to cancel their insurance with Midwest Holding's insurance company subsidiary (Midwest Medical Insurance Company), receive the redemption value of the Class A shares, and use these funds to buy insurance from another company. This "disincentive" effect of the Class A shares is becoming more pronounced, and is precisely the opposite effect to what was intended. Rather than serving a "binding" effect, the Class A shares have, in some cases, become a source of financing for the purchase of competitors' insurance.

     Among other conditions, the Exchange Offer is contingent upon (1) approval by the shareholders of an amendment to Midwest Holding's Articles of Incorporation authorizing the Board of Directors to create the Class C shares, and (2) the valid tender of at least 95% of the outstanding Class A shares.

                 PLEASE READ THE ENCLOSED MATERIALS CAREFULLY.


     For further assistance or additional copies of any of the enclosed materials, please call Niles Cole, Vice President, at (952) 838-6700.

                                          Very truly yours,

                                          /s/ David P. Bounk
                                          David P. Bounk
                                          President and Chief Executive Officer
                                          Midwest Medical Insurance Holding
                                          Company


May 12, 2000

Minneapolis, Minnesota

                [MIDWEST MEDICAL INSURANCE HOLDING COMPANY LOGO]

                               OFFERING CIRCULAR

                   MIDWEST MEDICAL INSURANCE HOLDING COMPANY

                               OFFER TO EXCHANGE
                 $66.00 FOR EACH SHARE OF CLASS A COMMON STOCK
                     PLUS ONE SHARE OF CLASS C COMMON STOCK


     Midwest Medical Insurance Holding Company, a Minnesota corporation, hereby offers to acquire, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Acceptance (which together constitute the "Exchange Offer"), all of the shares of Class A common stock of Midwest Holding outstanding in exchange for: (1) one share of Class C common stock per Class A shareholder, plus (2) $66.00 for each share of Class A Common Stock. Shareholders will receive just one share of Class C Common Stock regardless of how many Class A shares they own. This Class C share will provide the same voting and liquidation rights as all Class A shares currently owned. Unvested Class A shares will be treated as vested for the purposes of this offer only. Class A shareholders will continue to accrue Class A shares through the end of the month in which the Exchange Offer ends.



     The Exchange Offer will expire at 5:00 p.m. Minneapolis time, on June 29, 2000, unless extended (the "Expiration Time").


     Shares tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Time. Except for these rights of withdrawal, tenders are irrevocable. See "The Exchange Offer -- Withdrawal Rights."


     A shareholder may tender all, but not less than all, of the Class A shares held by him or her. Midwest Holding will accept any and all Class A shares tendered. The Exchange Offer is contingent upon (1) approval by the shareholders of an amendment to Midwest Holding's Restated Articles of Incorporation authorizing the Board of Directors to create the Class C shares, and (2) the tender of at least 95% of the outstanding Class A shares. If less than 95% of the outstanding Class A shares are tendered, Midwest Holding will accept none of the shares tendered, unless the Board of Directors determines to waive this condition. The Exchange Offer is subject to a number of additional conditions described in this Offering Circular, and may be amended or withdrawn in certain circumstances. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."



     These securities are being offered pursuant to an exemption from registration with the United States Securities and Exchange Commission (the "Commission"). The Commission does not pass upon the merits of any securities or nor does it pass upon the accuracy or completeness of any Offering Circular or other selling literature.



     For a discussion of certain risks and other factors to be considered in connection with the Exchange Offer, see "Cautionary Note Regarding Forward-Looking Statements".


     Midwest Holding and its Board of Directors recommend that you tender your Class A shares pursuant to the Exchange Offer. Each shareholder must make his, her or its own decision whether to tender Class A shares.

     Midwest Holding has made no arrangements for, and has no understanding with, any dealer, salesman or other person regarding the solicitation of tenders. Neither the delivery of this Offering Circular nor any exchange or sale shall, under any circumstances, create any implication that there has been no change in the affairs of Midwest Holding since the respective dates as of which information is given.


              THE DATE OF THIS OFFERING CIRCULAR IS MAY 12, 2000.

     This Offering Circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Offering Circular by Midwest Holding or any other person, or any such offer or solicitation of such securities by Midwest Holding or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this Offering Circular be qualified for offering or that the offering be approved pursuant to statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.



     Pursuant to rule 13e-4 of the General Rules and Regulations under the Exchange Act, Midwest Holding has filed with the Commission Schedule TO which contains additional information with respect to the Exchange Offer. Schedule TO, including exhibits and any amendments, may be examined, and copies may be obtained, at the places and in the manner set forth in AVAILABLE INFORMATION.



     No person has been authorized to give any information or make any representation on behalf of Midwest Holding in connection with the Exchange Offer other than those contained in this Offering Circular or in the related Letter of Acceptance. If given or made, such information or representation must not be relied upon as having been authorized by Midwest Holding.

                               TABLE OF CONTENTS


                                                               PAGE
                                                              -------
SUMMARY TERM SHEET..........................................        1
THE EXCHANGE OFFER..........................................        3
  General...................................................        3
  Executive Officer and Director Participation..............        4
  Expiration Time, Extensions, Termination and Amendments...        4
  How to Tender.............................................        4
  Withdrawal Rights.........................................        4
  Acceptance of Shares for Exchange; Delivery of Debentures
     to be Exchanged........................................        5
  Conditions to and Amendment of the Exchange Offer.........        5
  No Exchange Agent.........................................        6
  No Financial Advisor......................................        6
  Source of Funds...........................................        6
REASONS FOR THE OFFER.......................................        6
POTENTIAL SECOND-STEP MERGER................................        8
CAPITALIZATION..............................................        8
SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA................        9
CERTAIN PRO FORMA FINANCIAL INFORMATION.....................       11
BUSINESS....................................................       13
  Background................................................       13
MANAGEMENT..................................................       14
  Directors.................................................       14
DESCRIPTION OF CAPITAL STOCK................................       15
  Description of Class A Common Stock.......................       15
  Description of Class B Common Stock.......................       16
  Description of Class C Common Stock.......................       16
U.S. FEDERAL INCOME TAX CONSEQUENCES........................       17
LEGAL MATTERS...............................................       17
DIVIDENDS...................................................       17
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........       18
REGULATORY APPROVALS........................................       18
AVAILABLE INFORMATION.......................................       18
APPENDIX A -- TERMS OF CLASS C COMMON STOCK.................      A-1

                               SUMMARY TERM SHEET


     We are providing this summary term sheet for your convenience. It highlights the most material information from the Offering Circular, but you should realize that it does not describe all of the details of the Exchange Offer to the same extent as the Offering Circular. We urge you to read the entire Offering Circular because it contains the full details of the exchange offer.



Who is making the exchange
offer and what are the
  terms?...................  Midwest Holding is offering to acquire all of your
                             Class A shares in exchange for (i) one Class C share, and (ii) $66.00 for each Class A share currently owned.


How many shares will
Midwest Holding
  purchase?................  Midwest Holding will purchase all shares tendered for exchange. It is Midwest Holding's goal and intent to acquire all of the Class A shares. If you choose to participate in the Exchange Offer, you must tender all of the Class A shares held by you.

Will Midwest Holding
purchase unvested
  shares?..................  Yes. Unvested shares will be treated as vested for the purposes of this Exchange Offer only.

How will Midwest Holding
pay for the shares?........  Midwest Holding intends to use internally generated funds to pay for the shares.


How long do I have to
tender my shares?..........  You may tender your shares until the Exchange Offer expires. The Exchange Offer will expire at 5:00 p.m., Minneapolis time, on June 29, 2000.


How will I be notified if
Midwest Holding extends the
  Exchange Offer?..........  Midwest Holding will mail a written notice by 9:00
                             a.m., Minneapolis time, on the business day after the previously scheduled expiration date, if Midwest Holding decides to extend the Exchange Offer.

Are there any conditions to
the Exchange Offer?........  The Exchange Offer is contingent on approval of the creation of the Class C shares by Midwest Holding's directors and shareholders, and the tender of at least 95% of the outstanding Class A shares, plus certain conditions such as the absence of court and governmental action prohibiting the offer.

How do I tender my
shares?....................  To tender all of your shares, you must deliver a properly completed and duly executed Letter of Acceptance to Midwest Holding at its main office before the exchange offer expires.


Once I have tendered shares
in the offer, may I
  withdraw my tender?......  You may withdraw any shares you have tendered at any time before 5:00 p.m., Minneapolis time, on June 29, 2000, unless Midwest Holding extends the Exchange Offer.

Has Midwest Holding or its
  board of directors
  adopted a position on the
  Exchange Offer?..........  Midwest Holding and its board of directors recommend that you tender your shares, for the reasons discussed below. You must decide whether to tender your shares. Midwest Holding believes that its directors intend to tender their shares. No executive officers hold any Class A shares.

When will Midwest Holding
pay for the shares I
  tender?..................  Midwest Holding will issue checks for the shares it acquires as soon as administratively feasible after the expiration of the Exchange Offer.

Will I have to pay
brokerage commission if I
  tender my shares?........  No.

Will I have to pay stock
transfer tax if I tender my
  shares?..................  No.


Who may I talk to if I have
  questions?...............  Niles Cole, Chief Financial Officer of Midwest
                             Holding. His telephone number is (952) 838-6700 or 800-328-5532. He may also be contacted via electronic mail at niles.cole@mmihc.com.

                               THE EXCHANGE OFFER

GENERAL


     Midwest Holding is offering to acquire, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Acceptance, all of your Class A shares of Midwest Holding in exchange for (1) one Class C share, plus (2) $66.00 for each Class A share you own .


     Unvested Class A shares will be treated as vested for purposes of this Exchange Offer. Therefore, Class A shareholders who have not been policyholders for five years, and whose Class A shares therefore are unvested, nonetheless will be allowed to participate in the Exchange Offer and receive one Class C share, and $66 per Class A share owned.


     Shareholders will continue to accrue Class A shares during the time this Exchange Offer is pending. Shareholders who accept the Exchange Offer will be credited with Class A shares through the end of the month in which the Offer closes. For example, if the Offer closes on June 29, you will accrue Class A shares through the end of June, and you would be paid $66.00 per Class A share accrued.


     If less than 95% of the Class A shares are tendered, Midwest Holding will not accept any of the shares tendered and the Exchange Offer will be terminated, unless it is extended or Midwest Holding waives compliance with this condition. The Exchange Offer is subject to a number of additional conditions. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer."

     The Board of Directors has approved creation of the Class C shares, subject to shareholder approval. The following table contains a comparison of the outstanding Class A shares and the new Class C shares:


TERMS AND CONDITIONS                                 CLASS A SHARES                  CLASS C SHARES
--------------------                                 --------------                  --------------
Owners...............................    Physicians and their practice groups      Same
Right to Elect Directors.............    None, unless Class B shares are           Same
                                         retired
Limit on Number Owned................    Shares accrue annually without limit      One per shareholder
Actions Requiring Approval as a          Amendments to Articles, redemption of
  Class..............................    Class B share and extraordinary events    Same
Voting Rights........................    One vote regardless of number of          Same
                                         shares held
Certificates.........................    None                                      Same
Preemptive Rights....................    None                                      Same
Liquidation Rights...................    Based on years of coverage and risk       Same
                                         classification
Redemption...........................    Company redeems on termination of         Same
                                         insurance coverage
Redemption Value.....................    Based on formula (presently $63.18)       None
Restrictions on Transfer.............    Restricted -- none allowed                Same
Vesting..............................    Five Year Vesting                         Immediate vesting



     The above table is set forth for comparative purposes only and does not take into account all factors relating to a comparison of the Class A shares to the Class C shares, nor does it take into account any factors relating to the tax consequences of accepting the Exchange Offer. For a more complete description of the Class A shares and the Class C shares, see "Description of the Class A Common Stock" and "Description of the Class C Common Stock." See also "U.S. Federal Income Tax Consequences."


     Tendering stockholders will not be obligated to pay brokerage commissions or fees or transfer taxes with respect to the exchange of shares pursuant to the Exchange Offer. Midwest Holding will pay all charges and expenses in connection with the Exchange Offer. See "The Exchange Offer".

EXECUTIVE OFFICER AND DIRECTOR PARTICIPATION

     The executive officers of Midwest Holding do not hold any Class A shares. The directors of Midwest Holding unanimously approved the Exchange Offer, and Midwest Holding believes they intend to tender all of their shares to Midwest Holding in the Exchange Offer.

EXPIRATION TIME, EXTENSIONS, TERMINATION AND AMENDMENTS


     The Exchange Offer will terminate at 5:00 p.m., Minneapolis time, on June 29, 2000, unless extended by Midwest Holding in its sole discretion. During any extension of the Exchange Offer, all shares previously tendered and not yet exchanged will remain subject to the Exchange Offer (subject to withdrawal rights specified herein) and may be accepted for exchange by Midwest Holding. The later of 5:00 p.m., Minneapolis time, on June 29, 2000, or the latest time and date to which the Exchange Offer may be extended, is referred to herein as the "Expiration Time."


     Midwest Holding expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open by giving written notice to the shareholders of such extension prior to 9:00 a.m., Minneapolis time, on the business day after the previously scheduled Expiration Time. Midwest Holding also expressly reserves the right (i) to terminate the Exchange Offer and not accept for exchange any shares not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer" or (ii) to amend the Exchange Offer. Any extension, termination or amendment will be followed as promptly as practicable by written notice thereof, such notice in the case of an extension to be issued no later than 9:00 a.m., Minneapolis time, on the next business day after the previously scheduled Expiration Time.

HOW TO TENDER

     The Class A shares are uncertificated. Except as set forth below, for a stockholder to duly tender shares pursuant to the Exchange Offer, a properly completed and duly executed Letter of Acceptance or manually signed facsimile thereof, and any other required documents, must be transmitted to and received by Midwest Holding on or prior to the Expiration Time. Signatures on Letters of Acceptance need not be guaranteed or notarized.

     Tendering stockholders may return the Letter of Acceptance in the business reply envelope provided, or by other means, at their election.

     Midwest Holding will accept shares by giving notice to the shareholder by mail.


     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by Midwest Holding, in its sole discretion, which determination shall be final and binding. Midwest Holding reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of Midwest Holding's counsel, be unlawful. Midwest Holding also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the shares. Midwest Holding's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Acceptance and the instructions thereto) will be final. No tender of shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither Midwest Holding, nor any other person, shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notification.


WITHDRAWAL RIGHTS

     All tenders duly and validly made are irrevocable, except that shares tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Time.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by Midwest Holding on a timely basis. Any notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Midwest Holding, in its sole discretion, which determination shall be final and binding. Any shares effectively withdrawn will be deemed not to have been duly tendered for purposes of the Exchange Offer.

     Neither Midwest Holding, nor any other person, will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. However, Midwest Holding may attempt to correct any defective tenders by contacting the tendering stockholder. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn shares may be tendered by following one of the procedures described under "The Exchange Offer -- How to Tender" at any time prior to the Expiration Date.

ACCEPTANCE OF SHARES FOR EXCHANGE; DELIVERY OF CASH PAYMENT


     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of shares validly tendered and not withdrawn will be made as soon as administratively feasible after the Expiration Time. For purposes of the Exchange Offer, Midwest Holding will be deemed to have accepted for exchange validly tendered shares when Midwest Holding has given oral or written notice of acceptance to the shareholder. If Midwest Holding should extend the Exchange Offer or be delayed in consummation of the Exchange Offer for any reason, then, without prejudice to Midwest Holding's rights under the Exchange Offer, Midwest Holding may retain tendered shares, and such shares may not be withdrawn, subject to the withdrawal rights of tendering stockholders set forth above under "The Exchange Offer -- Withdrawal Rights" or for any other reason.


     Delivery of cash payment and notice of issuance of Class C shares in exchange for Class A shares tendered pursuant to the Exchange Offer will be made by Midwest Holding as soon as administratively feasible after the Expiration Time.

CONDITIONS TO AND AMENDMENT OF THE EXCHANGE OFFER

     The Exchange Offer is subject to (1) approval by the shareholders of an amendment to the Restated Articles of Incorporation authorizing the Board of Directors to create the Class C shares, and (2) the tender of a minimum of 95% of the Class A shares, and to the other conditions described below.

     In addition to the foregoing conditions, Midwest Holding may decline to accept any shares, and may withdraw the Exchange Offer as to shares not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in Midwest Holding's sole judgment, makes it inadvisable to proceed with such acceptance:

     (a) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of shares pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or (ii) otherwise materially adversely affecting Midwest Holding; or

     (b) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Midwest Holding; or

     (c) any state of war, national emergency, banking moratorium or suspension of payments by banks in the State of Minnesota shall have occurred, or any currency or exchange control laws or regulations or general suspension of trading or limitation on prices shall have been imposed on any securities exchange or there shall have occurred a material adverse change in the securities markets generally; or

     (d) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained; or

     (e) any material change, or development involving a prospective material change, in or affecting the business or financial affairs of Midwest Holding shall have occurred.

     Midwest Holding reserves the right to waive any of the foregoing conditions. Midwest Holding will determine that these conditions have been satisfied or waived prior to the Expiration Time. Midwest Holding also reserves the right to amend the Exchange Offer by written notice to the shareholders of any amendment. The Exchange Offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

NO EXCHANGE AGENT

     Midwest Holding is not utilizing an exchange agent. All correspondence in connection with the Exchange Offer and the Letter of Acceptance should be addressed to Midwest Holding as follows:

       MIDWEST MEDICAL INSURANCE HOLDING COMPANY
       ATTN: TENDER OFFER
       7650 Edinborough Way
       Suite 400
       Minneapolis, MN 55435-5978

       Phone: (952) 838-6700


       Fax: (952) 838-6808


     Delivery to an address other than as set forth above or transmission via a facsimile number other than as set forth above will not constitute valid delivery.

NO FINANCIAL ADVISOR

     No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the Exchange Offer to holders of Midwest Holding's Class A shares or to solicit exchange of Class A shares.

     The Exchange Offer is being made by Midwest Holding in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Midwest Holding will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the shares. However, regular employees of Midwest Holding (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

     Midwest Holding will pay all fees and expenses related to the Exchange
Offer.

SOURCE OF FUNDS

     Midwest Holding intends to finance the cash portion of the Exchange Offer consideration from funds generated by it and its subsidiaries. Mechanically, Midwest Holding will obtain a loan of approximately $9,000,000 from its insurance subsidiary, Midwest Medical. This loan will be represented by an unsecured, non-interest bearing note, payable upon demand. This loan will be repaid shortly after completion of the Exchange Offer, using funds obtained through a dividend declared by Midwest Medical, payable to Midwest Holding.

                             REASONS FOR THE OFFER

     Midwest Holding's Board of Directors has decided to take this action for a number of reasons:

     - To provide shareholders with the opportunity to realize the cash redemption value of their Class A shares now, which otherwise would not be available until retirement, death, disability or policy cancellation.

     - To eliminate the accrual, vesting and redemption of Class A shares, which is burdensome for Midwest Holding and confusing and burdensome for some shareholders and clinic administrators, and therefore creates a marketing obstacle.

     - To reduce the burden of compliance with SEC registration requirements. At a minimum, it will only be necessary to register the relatively small number of Class C shares which will be issued each year to new policyholders, rather than the much larger number of Class A shares issued to all policyholders each year. In fact, it may be possible to issue the Class C shares in reliance upon an exemption from registration (Regulation D, for example). Although Midwest Holding would continue to be a 1934 Act reporting company, due to its assets and number of shareholders, we believe it may be possible to obtain a specific waiver of these requirements from the SEC with this new structure. We did request such an exemption several years ago, but we believe the continuous offering aspects of the Class A shares significantly impeded the SEC's ability to grant such an exemption. We believe that, with this new structure which involves a much more limited ongoing offering, perhaps otherwise exempt, it may be possible to convince the SEC to grant such an exemption now.

     - To eliminate a possible incentive for policyholders to cancel their insurance with Midwest Medical, receive the redemption value of the Class A shares (which, in the case of some clinics, can be quite significant), and use these funds to buy insurance from another company. This "disincentive" effect of the Class A shares is becoming more pronounced, and is precisely the opposite effect to what was intended. Rather than serving a "binding" effect, the Class A shares have, in some cases, become a source of financing for the purchase of competitors' insurance.

     Class A shareholders should also consider the following factors:

     - Shareholders will no longer accrue additional shares for each year they remain policyholders of Midwest Medical .

     - Income tax will be payable on cash received in the exchange, as further described in the Section entitled "U.S. Federal Income Tax Consequences".

     - If the redemption value of the Class A shares increases above $66.00 in the future, shareholders who have tendered their shares will not receive this increased amount. Midwest Holding does not believe that this redemption value will increase substantially in the future. The Board currently supports this redemption value by causing Midwest Medical to pay dividends to Midwest Holding for this purpose. The Board has determined that it will not continue to do this after completion of the Exchange Offer. Therefore, it is likely that this value will decrease after the Exchange Offer. See -- "Potential Second-Step Merger".

     Finally, holders of shares contemplating the Exchange Offer should consider that Midwest Holding has not retained any financial advisor or investment banking firm to assist Midwest Holding in determining the price and terms of the Exchange Offer, or whether the consideration offered in the Exchange Offer is adequate to tendering stockholders. Midwest Holding also has not requested any report, opinion, or appraisal relating to the fairness of the consideration being offered pursuant to the Exchange Offer.

     Midwest Holding's Board of Directors believes that the Exchange Offer is fair to shareholders of the Class A shares primarily because:

     - The Class C share offered provides Class A shareholders with the same voting rights as the Class A shares;

     - The Class C share provides Class A shareholders with the same economic rights as the Class A shares if Midwest Holding is ever sold, liquidated, or merged with another company; and

     - The Class A shareholders are receiving a cash payment greater than the current redemption value of the Class A shares.

     If the Exchange Offer is completed, the shares accepted for exchange will be returned to authorized but unissued shares. Midwest Holding has no present intention to reissue the shares.

                          POTENTIAL SECOND-STEP MERGER

     As previously stated, it is Midwest Holding's goal to acquire all of the outstanding Class A shares, and eliminate the class entirely. If at least 95% of the Class A shares are offered for exchange, and the other conditions are met, Midwest Holding will complete the Exchange Offer. After completion of the Exchange Offer, those Class A shareholders who have not offered their shares for exchange will continue as Class A shareholders, and will continue to accrue additional shares as they do currently. If this happens, Midwest Holding will not have fully achieved its goal of eliminating the administrative burden and marketing obstacle presented by the Class A shares.


     Therefore, if fewer than all of the Class A shares are acquired pursuant to this Exchange Offer, Midwest Holding may proceed with a second-step merger in order to eliminate the remaining outstanding Class A shares. Such a merger would involve Midwest Holding forming a subsidiary or controlled affiliate, and engaging in a merger with that new entity. The new entity would be an exact mirror-image of Midwest Holding, with Class B and Class C shares with terms identical to those of the Class B and Class C shares of Midwest Holding. However, the new entity would have no Class A shares. The remaining Class A shareholders would receive the same consideration offered in this Exchange Offer ($66.00 per Class A share, plus one share of Class C Common Stock per Class A shareholder). These Class A shareholders would also have dissenter's rights to receive the "fair value" of their shares in such a transaction, under Minnesota corporate law.


     The Board of Directors has not yet determined whether or not to engage in such a second-step merger transaction if fewer than all of the Class A shares are acquired in the Exchange Offer. If the Board did determine to proceed with such a transaction, it would be necessary to submit it to the shareholders for approval. Complete information regarding the transaction, and shareholder's rights in the transaction, would be distributed to shareholders at that time.

     If the Board determines not to proceed with such a second-step merger transaction, the remaining Class A shareholders would continue to hold their Class A shares, and would continue to accrue additional shares while they remain policyholders. However, all new policyholders would receive only Class C shares. As Class A shares are redeemed due to policy terminations, the number of Class A shares would decrease and, eventually, all outstanding Class A shares will be eliminated.

     Shareholders should also keep in mind that the Board of Directors of Midwest Holding has determined, after the conclusion of the Exchange Offer, to cease taking action to support the redemption value of the Class A shares, as is explained above. Therefore, the value paid upon redemption of the shares in the future may well be substantially less than the $66 per share offered in the Exchange Offer.

                                 CAPITALIZATION


     The following table sets forth the capitalization of Midwest Holding at December 31, 1999 and pro forma to give effect to the Exchange Offer, assuming the maximum number of shares were tendered.


                                                                 ACTUAL     AS ADJUSTED
                                                                --------    -----------
Debt........................................................    $     --     $     --
Redeemable Stock and Other Shareholders' Equity
  Redeemable Stock..........................................       7,802           --
  Other Shareholders' Equity................................     147,801      146,863
                                                                --------     --------
Total Capitalization........................................    $155,603     $146,863
                                                                ========     ========

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1999 are derived from the consolidated financial statements of Midwest Holding.


                                                           YEAR ENDED DECEMBER 31
                                               -----------------------------------------------
OPERATIONS DATA                                1999(1)   1998(1)   1997(1)   1996(2)   1995(2)
---------------                                -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net premiums earned.........................   $46,583   $35,014   $32,916   $31,177   $29,798
Net investment and other income.............    21,006    21,404    19,276    15,558    14,258
                                               -------   -------   -------   -------   -------
Total revenue...............................    67,589    56,418    52,192    46,735    44,056

Loss and loss adjustment expenses...........    41,468    37,494    31,834    32,257    37,560
Policyholder dividends......................    10,175        --        --        --        --
Underwriting and other operating expenses...    13,394    10,287     6,595     5,539     6,482
                                               -------   -------   -------   -------   -------
                                                65,037    47,781    38,429    37,796    44,042
                                               -------   -------   -------   -------   -------
Income before income taxes..................     2,552     8,637    13,763     8,939        14
Income taxes (benefit)......................       816     2,689     4,463     1,458    (1,711)
                                               -------   -------   -------   -------   -------
Net income..................................   $ 1,736   $ 5,948   $ 9,300   $ 7,481   $ 1,725
                                               =======   =======   =======   =======   =======
Net income per common share -- assuming
  dilution..................................   $ 12.53   $ 43.65   $ 70.23   $ 58.33   $ 13.74
Number of shares used in per share
  calculation...............................   138,517   136,251   132,427   128,259   125,536(3)
Net income/total revenue....................      2.6%     10.5%     17.8%     16.0%      3.9%
Return on average equity....................      1.1%      4.2%      7.4%      6.5%      1.7%

                                                             DECEMBER 31
                                      ----------------------------------------------------------
FINANCIAL CONDITION                    1999(1)      1998(1)      1997(2)     1996(2)    1995(2)
-------------------                   ----------   ----------   ---------   ---------   --------
                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Fixed maturities at fair value.....   $  153,950   $  164,652   $ 171,975   $ 183,561   $182,817
Equity securities at fair value....      104,898       86,553      49,759      38,001     28,311
Short-term investments.............        9,128        3,556      13,909       7,898     15,015
Other..............................       10,000       10,000      10,000          --         --
                                      ----------   ----------   ---------   ---------   --------
Total investments..................      277,976      264,761     245,643     229,460    226,143
Reinsurance recoverable on paid and
  unpaid losses....................       19,285       16,499      19,117      22,174     25,112
Other assets.......................       22,915       14,223      10,755      10,359     13,329
                                      ----------   ----------   ---------   ---------   --------
Total assets.......................   $  320,176   $  295,483   $ 275,515   $ 261,993   $264,584
                                      ==========   ==========   =========   =========   ========
LIABILITIES
Unpaid losses and loss adjustment
  expenses.........................   $  119,141   $  110,964   $ 107,806   $ 110,037   $120,264
Other liabilities..................       45,432       33,926      33,942      33,074     34,053
                                      ----------   ----------   ---------   ---------   --------
                                         164,573      144,890     141,748     143,111    154,317
REDEEMABLE STOCK
Class A and Class B Common Stock at
  redemption value.................        7,803        8,147       7,477       7,604      6,975
OTHER SHAREHOLDERS' EQUITY.........      147,800      142,446     126,290     111,278    103,292
                                      ----------   ----------   ---------   ---------   --------
Total liabilities, redeemable stock
  and shareholders' equity.........   $  320,176   $  295,483   $ 275,515   $ 261,993   $264,584
                                      ==========   ==========   =========   =========   ========
Book value per share...............   $ 1,259.85   $ 1,198.21   $1,102.58   $1,005.69   $ 948.53
                                      ==========   ==========   =========   =========   ========
Midwest Medical Insurance Holding
Company:
  Class A Common Shares issued and
     outstanding...................      123,509      125,682     121,322     118,209   116,251(3)
  Redemption value per share.......   $    63.18   $    64.81   $   61.63   $   64.33   $  60.00
  Class A Common Shares redeemed...       15,024        9,005      10,306      10,272     12,424
  Amount paid to terminating
     policyholders upon
     redemption....................   $      954   $      523   $     648   $     608   $    829


---------------


(1) Amounts derived from audited consolidated financial statements of Midwest Holding included in Item 8 of Midwest Holding's 1999 Annual Report on Form 10-K.


(2) Amounts derived from audited consolidated financial statements of Midwest Holding.

(3) Includes pro forma shares computed to give retroactive effect to the merger of Midwest Medical with Medical Liability Mutual Insurance Company of Nebraska. See Note 1 to the consolidated financial statements included in
    Item 8 of Midwest Holdings' 1999 Annual Report on Form 10-K.

                    CERTAIN PRO FORMA FINANCIAL INFORMATION

     This table set forth below shows the pro forma effects the Exchange Offer would have had on the adjusted financial condition and results of operations of Midwest Holding for the year ended December 31, 1999, assuming the maximum number of shares had been exchanged on December 31, 1999.

           MIDWEST MEDICAL INSURANCE HOLDING COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999
                       (Dollars in thousands, unaudited)
           (Assuming transaction at 12/31/99 with 100% participation)

                                                   DECEMBER 31,     PRO FORMA     NOTE
                                                       1999        ADJUSTMENTS    REF     PRO FORMA
                                                   ------------    -----------    ----    ---------
ASSETS
Investments:
  Fixed maturities at fair value.................    $153,950                             $153,950
  Equity securities at fair value................     104,898                              104,898
  Short-term.....................................       9,128        $(7,235)      3         1,893
  Other..........................................      10,000                               10,000
                                                     --------        -------              --------
                                                      277,976         (7,235)              270,741
Cash.............................................       1,821         (1,821)      3            --
Other assets.....................................      40,379                               40,379
                                                     --------        -------              --------
Total assets.....................................    $320,176        $(9,056)             $311,120
                                                     ========        =======              ========
LIABILITIES, REDEEMABLE STOCK AND OTHER
  SHAREHOLDERS' EQUITY
Liabilities:.....................................    $164,573        $  (316)      1      $164,257
Redeemable stock:
                                                                         316       1
                                                                         938       2
  Class A Common Stock...........................       7,802         (9,056)      3            --
  Class B Common Stock...........................           1                                    1
  Class C Common Stock...........................          --             --       3            --
Other Shareholders' Equity.......................     147,800           (938)      2       146,862
                                                     --------        -------              --------
Total other shareholders' equity.................     147,801           (938)              146,863
                                                     --------        -------              --------
Total liabilities, redeemable stock and other
  Shareholders' equity...........................    $320,176        $(9,056)             $311,120
                                                     ========        =======              ========

           MIDWEST MEDICAL INSURANCE HOLDING COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                               DECEMBER 31, 1999
                       (Dollars in thousands, unaudited)
           (Assuming transaction at 12/31/99 with 100% participation)

                                                 YEAR ENDED
                                                DECEMBER 31,     PRO FORMA
                                                    1999        ADJUSTMENTS    NOTE REF    PRO FORMA
                                                ------------    -----------    --------    ---------
Revenues:
  Net premiums earned.........................    $46,583                                   $46,583
  Net investment income.......................     10,963                                    10,963
  Realized capital gains......................      7,220                                     7,220
  Other.......................................      2,823                                     2,823
                                                  -------          -----                    -------
                                                   67,589                                    67,589
Losses and expenses:
  Losses and loss adjustment expenses.........     41,468                                    41,468
  Policyholder dividends......................     10,175                                    10,175
  Underwriting, acquisition and insurance
     expenses.................................      7,197                                     7,197
  Other operating expenses....................      6,197          $ 904           1          7,101
                                                  -------          -----                    -------
                                                   65,037            904                     65,941
                                                  -------          -----                    -------
Income before income taxes....................      2,552           (904)                     1,648
Income taxes..................................        816           (316)          1            500
                                                  -------          -----                    -------
Net Income (Loss).............................    $ 1,736          $(588)          1        $ 1,148
                                                  =======          =====                    =======

EXPLANATION OF PRO FORMA ADJUSTMENTS:


     1. Expense necessary to reflect the deemed issuance of shares for unvested shares as of the date of redemption. Total unvested shares at December 31, 1999 were 13,698 shares. Expense equal to those shares multiplied by $66 per share. Expense is deductible for tax purposes by Midwest Holding, hence the $316,000 tax benefit. The net effect of this transaction is a $316,000 increase to the value of Class A redeemable stock.


     2. Concurrent with the redemption transaction, a dividend in the amount of $938,000 is paid to Midwest Holding by Midwest Medical. The dividend increases the redemption value as of the time of the stock restructure transaction to $66 per share for all vested and unvested shares as of December 31, 1999 (the Pro Forma assumes 100% of vested and unvested shares are tendered).

     3. The tender is completed through the distribution of $9,056,000 in cash for the vested and unvested Class A shares as of December 31, 1999 and the issuance of one Class C to each former Class A shareholder. No value is ascribed to the Class C share as they are no par shares with a redemption value of $0.

                                        BUSINESS

     Background. Midwest Medical was originally organized in 1980 under the direction of the Minnesota Medical Association to provide professional liability insurance to Minnesota physicians who were its members. At that time, claims and awards in medical malpractice cases had been increasing dramatically, and physicians were faced with substantial premium increases and a declining number of insurers offering medical malpractice coverage. The business was reorganized in 1988 into a stock insurance company, Midwest Medical, wholly owned by a holding company, Midwest Holding, which could pursue other business opportunities. The reorganization also was effected to give physicians a limited equity interest in their malpractice insurer, which would give them input into the operations of the insurer and an opportunity to share in any profits, while preserving the capital and surplus of Midwest Medical. On July 1, 1993, the Iowa physician-owned malpractice insurer, Iowa Physician's Mutual Insurance Trust, was merged into Midwest Medical, and on June 5, 1996, the Nebraska physician-owned malpractice insurer, Medical Liability Mutual Insurance Company of Nebraska, was merged into Midwest Medical.


     Midwest Medical now provides professional liability insurance to physicians and clinics in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota. Professional liability, general liability and umbrella excess liability insurance is also available to hospitals and healthcare systems through Midwest Medical. Midwest Medical has had the sponsorship of the Minnesota Medical Association since inception and also has the sponsorship of the Iowa Medical Society and North Dakota Medical Association.


     During 1997, Midwest Holding formed Midwest Medical Solutions, Inc. as a business development company to strengthen and promote the independence and interdependencies of physicians, clinics and hospitals served by Midwest Medical. Solutions is currently considering several business development opportunities. These include practice enhancement, strategic consulting, and electronic processing and integration services and support. Solutions purchased the assets of MedPower Information Services, Inc. effective January 1, 1998. Solutions then contributed those assets to its newly formed, wholly-owned subsidiary, MedPower Information Resources, Inc. MedPower processes and electronically submits medical claims for over 100 healthcare providers in the Upper Midwest. MedPower also provides various information consulting and network support services. Together, Solutions and MedPower had assets of less than $3,000,000 at December 31, 1999 and revenues of less than $500,000 for the year ended December 31, 1999.

     MMIHC Insurance Services, Inc. was incorporated in 1995 and began active operations in January 1999 with the acquisition of a book of business from Johnson-McCann Benefits, Inc., Midwest Holding provided $1,500,000 of capital to Services to fund the first of three installment payments on this purchase as well as to provide additional funds for future agency acquisitions. Another installment payment was made in January, 2000 and the third will be made in 2001. Services is an insurance agency specializing in providing clients with group insurance products such as health, dental, life, and disability. Commission income from insurance carriers is the principal source of revenue. Services had assets of approximately $1,600,000 at December 31, 1999 and revenues of approximately $1,700,000, for the year ended December 31, 1999.

                                   MANAGEMENT

DIRECTORS

     The names and ages of the directors of Midwest Holding, the year each first became a director, and the number of shares owned by each as of December 31, 1999, are as follows:


                                                                                           CLASS A
                                                                                           COMMON
                                               DIRECTOR                                    SHARES
NAME                                     AGE    SINCE     PRINCIPAL OCCUPATION              OWNED
----                                     ---   --------   --------------------             -------
MICHAEL D. ABRAMS.....................   38      1996     Exec V.P. Iowa Medical Society     --
JOHN R. BALFANZ, M.D..................   54      1995     Physician                          16
GAIL P. BENDER, M.D...................   52      1996     Physician                          25
JAMES R. BISHOP, M.D..................   58      1994     Physician                          --
DAVID P. BOUNK........................   53      1995     President and CEO                  --
THOMAS C. EVANS, M.D..................   44      1999     Physician                          30
ROGER L. FRERICHS, M.D................   60      1988     Surgeon                            92
RICHARD GEIER, JR., M.D...............   59      1995     Physician                          28
ANTHONY C. JASPERS, M.D...............   52      1996     Physician                          54
RUSSEL J. KUZEL, M.D..................   47      1997     Physician                          29
WAYNE F. LEEBAW, M.D..................   56      1994     Physician                          26
MARK O. LIABOE, M.D...................   46      1999     Physician                           7
STEVEN A. MCCUE, M.D..................   58      1995     Physician                          133
HAROLD W. MILLER, M.D.................   52      1996     Physician                          29
ANTON S. NESSE, M.D...................   61      1989     Radiologist                        56
MARK D. ODLAND, M.D...................   47      1996     Physician                          94
G. WILLIAM ORR, M.D...................   64      1996     Physician                          57
PAUL S. SANDERS, M.D..................   55      1984     CEO-MN Medical Assoc               --
RICHARD D. SCHMIDT, M.D.
  Secretary...........................   56      1990     Physician                          158
JUDITH F. SHANK, M.D..................   57      1999     Physician                          16
ANDREW J. K. SMITH, M.D.
  Chairman of Board...................   57      1990     Neurological Surgeon               --
G. DAVID SPOELHOF, M.D................   46      1989     Physician                          51
THOMAS D. THROCKMORTON, M.D...........   54      1997     Physician                          76
R. BRUCE TRIMBLE, M.D.
  Vice Chair of Board.................   59      1993     Physician                          --


     On December 31, 1999 the directors of Midwest Holding, as a group, owned 977 shares, or less than one percent of the total shares outstanding. No executive officer owned any shares.

     The Bylaws of Midwest Holding require its Board of Directors to include the following: (1) up to 20 physicians divided into three classes and elected for staggered three-year terms; (2) for as long as the Class B Common share is outstanding, the Chief Executive Officer of the Minnesota Medical Association and the Executive Vice President of the Iowa Medical Society, both of whom are non-voting directors; (3) the President of Midwest Holding as a non-voting director; and (4) such additional non-voting and advisory members as the Board of Directors may determine. At least two-thirds of the voting members of the Board of Directors must be members of a state medical association and insured by Midwest Medical. The Minnesota Medical Association, which has the exclusive right to elect directors, has agreed to elect the directors nominated by a committee of the Board of Directors. Directors serve until their successors are elected and qualified or until their prior resignation, removal, death or disqualification.

     The Bylaws of Midwest Holding also require the election of directors who are members of the Iowa Medical Society in a number, when compared to the total number of directors, which is proportionate to the number of Iowa purchasers of insurance compared to the total number of Midwest Medical purchasers of insurance, with a minimum of two Iowa directors, one of whom shall be the Executive Vice President of the Iowa Medical Society, for as long as the class B common share is outstanding. The Minnesota Medical Association has placed the class B common share in a voting trust which requires the trustee to vote the share for the election of the Iowa directors nominated by the Iowa Medical Society.

                          DESCRIPTION OF CAPITAL STOCK

     Description of Class A Common Stock. Class A shares may be owned by individual physicians or by individual physicians jointly with the legal entities in which they practice. In the latter case the shares can be voted only by the physicians, although they have the right to grant proxies. No certificates are issued. Each individual holder of shares has only one vote, regardless of the number of shares that he or she owns. Holders of shares have the right to vote on all corporate matters except for the election of members of the Board of Directors of Midwest Holding. This right has been granted to the Minnesota Medical Association, the holder of the sole authorized and outstanding Class B share. The Minnesota Medical Association has agreed to elect the directors nominated by a committee of the Board of Directors. See "Description of Class B Common Stock."


     As long as the Class B share remains outstanding, the holders of the Class A shares may, at any time, cause Midwest Holding to redeem the Class B share at par value ($1,000), and thereby gain the right to elect directors. This requires the vote of two-thirds of the Class A shareholders who vote on the question, who must also be a majority of the Class A shareholders.


     These shares are restricted shares that cannot be transferred or sold to any person other than Midwest Holding. Midwest Holding must redeem these shares when a physician insured by Midwest Medical terminates his or her insurance coverage for any reason. The redemption price will be the net book value of Midwest Holding, excluding the net book value of Midwest Medical, which is Midwest Holding's primary asset. By excluding the value of Midwest Medical from the calculation of the redemption price, Midwest Medical's capital and surplus will be preserved. The redemption amount thus reflects primarily Midwest Holding's net income from operations, which is primarily management fees paid by Midwest Medical, earnings on investments, and any dividends paid by Midwest Medical to Midwest Holding. Other terms and conditions of the redemption are established by the board of directors of Midwest Holding.

     Holders of these shares will share in any remaining assets upon liquidation of Midwest Holding proportionately on the basis of the number of shares held by each shareholder. All of the assets of Midwest Holding will be included, including Midwest Medical if Midwest Medical remains a subsidiary of Midwest Holding at the time of liquidation. In the event of any merger, sale of all or substantially all of the assets, or other extraordinary event, any consideration payable to holders of these shares will reflect their full value and will not be limited to the redemption amount.

     These shares do not entitle shareholders to preemptive rights or cumulative voting, and no assignment or other transfer is permitted. Shareholders are permitted to enter into voting agreements and appoint proxies to vote the shares, and are permitted to assign their rights to the proceeds from any redemption of the shares.

     There is no market for these shares, and it is not anticipated that there ever will be a public or private market in which these shares are traded. Therefore, all holders of these shares must expect to retain them until they cease to be insured by Midwest Medical. Midwest Holding has never paid a dividend, nor does it intend to within the foreseeable future. If it ever does, shareholders will have the right to receive that dividend.

     Purchasers of insurance from Midwest Medical accrue and are issued additional shares pursuant to the allocation schedule for each day they remain insured with Midwest Medical. New purchasers of insurance of Midwest Medical are not issued shares until they have been insured by Midwest Medical for five years, and all rights will be forfeited if insurance coverage is not continuous for five years. This limitation does not apply to Nebraska physicians who were insured by Medical Liability Mutual Insurance Company of Nebraska when it was merged with Midwest Medical. The allocation schedule has been modified since 1988 and Midwest Holding reserves the right to modify it in the future.

     As of April 30, 2000, there were 123,149 Class A shares outstanding held by 3,429 physicians; 2,905 additional physicians have accrued the right to receive 14,904 additional shares upon completion of the five-year vesting period.



     Description of Class B Common Stock. The holder of the one Class B share authorized by Midwest Holding's Restated Articles of Incorporation is the Minnesota Medical Association. The Class B share has no rights or preferences other than the right to elect the members of the Board of Directors of Midwest Holding. This right also gives the Minnesota Medical Association the effective right to elect the Board of Directors of Midwest Medical, since the Bylaws of both corporations provide that each member of the Board of Directors of Midwest Medical will be a member of the Board of Directors of Midwest Holding, and the Minnesota Medical Association and Midwest Holding have entered into an agreement to exercise their respective voting rights to elect the same persons to the Board of Directors of Midwest Holding and Midwest Medical. A nominating committee of Midwest Holding nominates persons to be elected as members of the Board of Directors, and the Midwest Medical Association has agreed to elect these persons to the Board of Directors.


     The Class B share is currently held in a voting trust which requires the trustee to vote the share for the election of at least two Iowa directors nominated by the Iowa Medical Society.

     Description of Class C Common Stock. The Class C shares will have terms and conditions identical with the Class A shares, except as follows:

     - The Class C shareholders will have the same rights in the case of any liquidation, sale or similar transaction as they would if they had remained Class A shareholders. However, Class C shareholders will not accrue additional shares, and therefore the following provisions are required to ensure that Class C shareholders continue to maintain their interest in Midwest Holding in the event of such a transaction. The result is that each Class C shareholder will participate in any such transaction to the same extent as if they had remained Class A shareholders, and will receive credit in the calculations for having been a Class A shareholder. Importantly, shareholders will continue to have the right to receive all of the value of Midwest Holding if such a transaction occurs.


       In order to achieve this equivalent treatment, the terms of the Class C shares provide that, if Midwest Holding engages in (i) any merger or consolidation with, or into, or acquisition by, another corporation, (ii) the exchange of one or more classes or series of shares of the corporation for shares of one or more other corporations, (iii) the liquidation or voluntary dissolution of the corporation, or similar transaction or event involving the corporation (a "Transaction"), the Class A shares and the Class C shares will share the total consideration from any Transaction ("Transaction Consideration") as follows:


             1. Each Class A shareholder will be allocated "Distribution Units"
                equal to the number of Class A shares held on the date of a Transaction;

             2. Each Class C shareholder will be allocated Distribution Units for each year of continuous qualifying coverage (pro-rated for periods less than a year) by Midwest Medical prior to the Transaction as determined by application of Board policies, based upon the underwriting risk classifications used by Midwest Medical. This is intended to be equivalent to the allocation schedule used in issuance of Class A shares;

             3. The total Distribution Units allocated to Class A and Class C shareholders will be determined; and

             4. Each Class A or Class C shareholder will receive, respectively, a percentage of the total Transaction Consideration equal to the percentage of the total Distribution Units represented by the Distribution Units allocated to that shareholder in subsection 1 or subsection 2 above.

     - Midwest Holding will redeem all Class C shares held by an individual physician or jointly held by such physician and his or her medical practice group or clinic, upon the expiration or termination for any reason of the professional liability insurance policy issued by Midwest Medical insuring such physician. No payment will be made upon this redemption.

     - Issuance of Class C shares will not be subject to a vesting requirement.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the principal U.S. federal income tax consequences of receipt of cash and stock for shares pursuant to the Exchange Offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, published rulings, administrative pronouncements and judicial decisions. Changes to these authorities could change the tax consequences, possibly on a retroactive basis.

     This summary addresses only shares held by shareholders subject to U.S. federal income tax. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, traders in securities, insurance companies, "S" corporations, or expatriates). This summary does not address the state, local or foreign tax consequences of participating in the Exchange Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE EXCHANGE OFFER.

     Management of Midwest Holding believes that:

     1. The Exchange Offer will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. Midwest Holding will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Midwest Holding on its exchange of Class C shares and cash for Class A shares.

     3. No gain or loss will be recognized by the Class A shareholders on their receipt of Class C shares solely in exchange for Class A shares pursuant to the Exchange Offer.


     4. It is likely that the cash received by each Class A shareholder will be treated as a dividend. Midwest Holding intends to issue a form 1099-DIV to each recipient of cash in the Exchange Offer.


     5. The basis of the Class C shares received by each Class A shareholder will be the same as such Class A shareholder's basis in the Class A shares surrendered in exchange therefor. Each Class A shareholder should maintain a record of their basis, as this may reduce any future gain, or increase any future loss, upon disposition of their Class C shares.

     6. The holding period of the Class C shares with respect to each Class A shareholder will include the period during which such Class A shareholder held the Class A shares.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                 LEGAL MATTERS

     The validity of the shares of Midwest Holding to be issued in this offering, and other legal matters, are being passed upon for Midwest Holding by Best & Flanagan LLP, Minneapolis, Minnesota.

                                   DIVIDENDS

     Midwest Holding has never paid a dividend and does not intend to within the foreseeable future.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements other than historical information contained in this Offering Circular are considered to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, in addition to the factors discussed in this Offering Circular, there are or will be other important factors that could cause actual results to differ materially from those indicated in such statements. These factors include, but are not limited to:

     - the impact of changing market conditions on Midwest Holding's business strategy;

     - the effects of increased competition on pricing, coverage terms, retention of customers and ability to attract new customers;

     - greater severity or frequency of the types of losses that Midwest Holding insures;

     - faster or more adverse loss development experience than that on which Midwest Holding based its underwriting, reserving, and investment practices;

     - developments in global financial markets which could adversely affect the performance of Midwest Holding's investment portfolio;

     - litigation, regulatory or tax developments which could adversely affect Midwest Holding's business;

     - risks associated with the introduction of new products and services;

     - dependence on key personnel; and

     - the impact of mergers and acquisitions.

     The facts set forth above should be considered in reviewing any forward-looking statement contained in this Offering Circular. The important factors that could affect such forward-looking statements are subject to change, and Midwest Holding does not intend to update any forward-looking statement or the foregoing list of important factors. By this cautionary note, Midwest Holding intends to rely upon the safe harbor from liability with respect to the forward-looking statements provided by Section 27A and Section 21E referred to above.

                              REGULATORY APPROVALS


     Except as described above, Midwest Holding is not aware of any license or regulatory permit that is material to Midwest Holding's business that might be adversely affected by Midwest Holding's acquisition of shares as contemplated herein, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by Midwest Holding as contemplated herein. Should any such approval or other action be required, Midwest Holding presently contemplates that such approval or other action will be sought. Midwest Holding is unable to predict whether it will be required to delay the acceptance for payment of, or payment for, shares tendered pursuant to the Exchange Offer pending the outcome of any such matter. There is no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to Midwest Holding's business.


                             AVAILABLE INFORMATION

     Midwest Holding is subject to the information reporting requirements of the Securities Exchange Act of 1934, and files Form 10-K, Form 10-Q and other reports and information with the Securities and Exchange Commission. Midwest Holding has also filed a Tender Offer Statement on Schedule TO with the Commission. Schedule TO and Reports and other information filed by Midwest Holding can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street N.W., Washing-ton, D.C. 20549, and at the following Regional Offices: 26 Federal Plaza, New York, New York 10278; and 219 South Dearborn Street, Chicago, Illinois 60604. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


     Midwest Holding provides its shareholders with an annual report containing consolidated Midwest Holding and subsidiaries year-end financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Midwest Holding's insurance company subsidiary ("Midwest Medical") separate net income and shareholders' equity are presented on both a GAAP and statutory accounting basis in the notes to the consolidated financial statements. Midwest Medical is subject to the insurance company filing requirements of the Minnesota Department of Commerce and files the National Association of Insurance Commissioners annual statement each year with the Department of Commerce, which includes financial statements presented in accordance with statutory requirements, together with an independent auditor's report on those financial statements. Insurance holding company regulations apply to Midwest Holding and it files Form B with the Minnesota Department of Commerce annually. Form B contains current information about management, the Board of Directors, and significant operating agreements, as well as a financial report. Copies of any of these reports, the Form 10-K, or any of the documents referred to in this prospectus, can be obtained free of charge by requesting them from Niles Cole, Chief Financial Officer, Midwest Medical Insurance Holding Company, 7650 Edinborough Way, Suite 400, Minneapolis, Minnesota 55435-5978;
(952) 838-6700.

                                   APPENDIX A
                         TERMS OF CLASS C COMMON STOCK

     The Board of Directors of Midwest Holding has approved creation of new Class C common stock, with the following rights and preferences:

     A. Eligibility of ownership shall be limited to physicians, and their respective medical practice or clinics as joint tenants, who are insured for medical practice liabilities by Midwest Medical.

     B. Class C shareholders shall not have the right to vote for directors of the corporation except in the event of redemption by the corporation of the Class B shares.

     C. No individual physician may hold more than one share of Class C common stock. In the case of jointly held shares, the joint Class C shareholders shall be entitled to only one vote per physician shareholder.

     D. The Class C shareholders have the right to approve or disapprove, as a class, any of the following transactions:

        (i)   Amendment of the Articles of Incorporation;

        (ii)  Redemption of Class B shares;

        (iii) Merger into or acquisition by another corporation;

        (iv) Exchange of one or more classes or series of the shares of the corporation for shares of one or more other corporations;

        (v)   Liquidation or voluntary dissolution of the corporation;

        (vi) Sale, lease, transfer or other disposition of all or substantially all of the corporate assets, including its goodwill, not in the usual and regular course of business;

        (vii) Authorization of the corporation as the sole shareholder of Midwest Medical to amend, change or repeal the Articles or Bylaws of Midwest Medical.

     E. Approval of any of the above transactions must be by an affirmative vote of two-thirds of the Class C shareholders voting on the transaction, provided that a majority of all Class C shareholders have also affirmatively voted for the transaction.

     F. Class C shareholders shall have no preemptive rights in any future issuance of stock by the corporation.

     G. Except as otherwise provided herein, no Class C common stock may be pledged, sold, assigned, or otherwise transferred in any way to any person other than the corporation.

     H. No certificates evidencing Class C common stock shall be issued by the corporation.

     I. The Board of Directors of the corporation is authorized to issue shares of Class C common stock to eligible physicians and jointly to entities by resolution, in its discretion.

     J. Upon (i) any merger or consolidation into or acquisition by another corporation, (ii) the exchange of one or more classes or series of shares of the corporation for shares of one or more other corporations,
        (iii) the liquidation or voluntary dissolution of the corporation, or similar transaction or event involving the corporation (a "Transaction"), the Class A shares and the Class C shares shall share the total consideration from any Transaction ("Transaction Consideration") as follows:

        1. The Class A shareholders shall be allocated "Distribution Units" equal to the number of Class A shares held by such shareholder at the effective date of a Transaction;

        2. Each Class C shareholder shall be allocated Distribution Units for each year of continuous qualifying coverage (pro-rated for periods less than a year) by Midwest Medical prior to the Transaction as determined by application of and Board policies which exist from time to time and the allocation schedule prepared from year to year by the Company for this purpose, based upon the underwriting risk classifications used by Midwest Medical, and which shall be approximately equivalent to the allocation schedule used in issuance of Class A shares;

        3. The total Distribution Units allocated to Class A and Class C shareholders shall be determined; and

        4. Each Class A or Class C shareholder shall receive, respectively, a percentage of the total Transaction Consideration equal to the percentage of the total Distribution Units represented by the Distribution Units allocated to such shareholder in subsection 1 or subsection 2 above.

     K. The corporation shall have the right to, and shall, redeem any and all Class C common stock of the corporation held by an individual physician or jointly held by such physician and his or her medical practice group or clinic, upon the expiration or termination for any reason of the professional liability insurance policy issued by Midwest Medical insuring such physician. The redemption price shall be $0.00 per share.

     L. The Class C shares shall have no par value.

                                       A-2